Earnings Release August 1, 2018
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2018. Net income attributable to HEP for the second quarter was $40.1 million ($0.38 per basic and diluted limited partner unit) compared to $41.3 million ($0.36 per basic and diluted limited partner unit) for the second quarter of 2017.
Distributable cash flow was $65.2 million for the quarter, up $4.3 million, or 7.0% compared to the second quarter of 2017. HEP announced its 55th consecutive distribution increase on July 19, 2018, raising the quarterly distribution from $0.655 to $0.660 per unit, which represents an increase of 4.3% over the distribution for the second quarter of 2017.
The decrease in earnings is primarily due to higher interest expense partially offset by higher crude pipeline throughputs and revenues.
Commenting on our 2018 second quarter results, George Damiris, Chief Executive Officer, stated, “Normal seasonality masks the underlying strength in our business, particularly our Delaware Basin crude gathering system.
“Looking forward, we expect the continued strength in crude gathering, combined with contractual tariff escalators effective in the third quarter, will drive a strong rebound in earnings growth and our distribution coverage ratio, which we expect to be greater than 1.0x for the second half of the year.”
Second Quarter 2018 Revenue Highlights
Revenues for the quarter were $118.8 million, an increase of $9.6 million compared to the second quarter of 2017. The increase is primarily attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines, which led to an increase in overall pipeline volumes of 24%.

•
Revenues from our refined product pipelines were $31.1 million for both the second quarters of 2018 and 2017, and shipments averaged 185.6 thousand barrels per day ("mbpd") compared to 206.0 mbpd for the second quarter of 2017. The volume decrease is mainly due to pipelines servicing HollyFrontier Corporation's ("HFC" or "HollyFrontier") Woods Cross refinery, which had lower throughput due to operational issues at the refinery. Revenue remained constant due to contractual minimum volume guarantees.

•	Revenues from our intermediate pipelines were $7.3 million for both the second quarters ended 2018 and 2017, on shipments averaging 151.5 mbpd compared to 151.7 mbpd for the second quarter of 2017.

•
Revenues from our crude pipelines were $27.2 million, an increase of $10.3 million, on shipments averaging 437.9 mbpd compared to 269.4 mbpd for the second quarter of 2017. The increases are mainly attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•	Revenues from terminal, tankage and loading rack fees were $34.4 million, a decrease of $2.0 million compared to the second quarter of 2017. Refined products and crude oil terminalled in the facilities averaged 505.1 mbpd compared to 529.0 mbpd for the second quarter of 2017. The revenue and volume decreases are mainly due to lower volumes at terminals associated with UNEV Pipeline, LLC and lower volumes at our Tulsa tanks.

•
Revenues from refinery processing units were $18.8 million, an increase of $1.3 million on throughputs averaging 71.1 mbpd compared to 67.3 mbpd for the third quarter of 2017. The increase in revenue is mainly due to higher volumes at our Woods Cross refinery processing units.

Revenues for the second quarter of 2018, include the recognition of $0.4 million of prior shortfalls billed to shippers in 2017. As of June 30, 2018, deferred revenue reflected in our consolidated balance sheet related to shortfalls billed was $4.4 million.

Six Months Ended June 30, 2018 Revenue Highlights
Revenues for the six months ended June 30, 2018, were $247.6 million, an increase of $32.9 million compared to the six months ended June 30, 2017. The increase is primarily attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines and the turnaround at HollyFrontier's Navajo refinery in the first quarter of 2017.

•
Revenues from our refined product pipelines were $66.0 million, an increase of $4.6 million, on shipments averaging 201.2 mbpd compared to 199.2 mbpd for the six months ended June 30, 2017. Revenues increased due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our intermediate pipelines were $15.7 million, an increase of $3.2 million, on shipments averaging 139.3 mbpd compared to 128.1 mbpd for the six months ended June 30, 2017. These increases were principally due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our crude pipelines were $56.0 million, an increase of $22.2 million, on shipments averaging 462.5 mbpd compared to 269.2 mbpd for the six months ended June 30, 2017. The increases are mainly attributable to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•
Revenues from terminal, tankage and loading rack fees were $72.6 million, an increase of $2.4 million compared to the six months ended June 30, 2017. Refined products and crude oil terminalled in the facilities averaged 479.1 mbpd compared to 487.0 mbpd for the six months ended June 30, 2017. The increase in revenue is primarily due to higher volumes in several of our terminals as well as an adjustment in revenue recognition. Total volumes decreased mainly due to lower volumes at our Tulsa tanks, which are supported by minimum volume commitments.

•
Revenues from refinery processing units were $37.4 million, an increase of $0.5 million on throughputs averaging 69.0 mbpd compared to 65.1 mbpd for the six months ended June 30, 2017. The increase in revenue is mainly due to higher volumes at our Woods Cross refinery processing units.

Revenues for the six months ended June 30, 2018, include the recognition of $2.6 million of prior shortfalls billed to shippers in 2017 as they did not exceed their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $61.8 million and $126.3 million for the three and six months ended June 30, 2018, representing an increase of $5.2 million and $15.7 million from the three and six months ended June 30, 2017. The increase is primarily due to new operating costs and expenses related to our acquisition of the remaining interest in the SLC and Frontier pipelines in the fourth quarter of 2017.

Interest expense was $17.6 million and $35.2 million for the three and six months ended June 30, 2018, representing an increase of $3.9 million and $7.9 million over the same periods of 2017. These increases are primarily due to interest expense associated with the private placement of an additional $100 million in aggregate principal amount of our 6% Senior Notes due 2024 completed in the third quarter of 2017, higher average balances outstanding under our senior secured revolving credit facility, and market interest rate increases under that facility.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:
https://event.webcasts.com/starthere.jsp?ei=1200323&tp_key=3e74bee54b.
An audio archive of this webcast will be available using the above noted link through August 15, 2018.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Additionally, HollyFrontier owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% limited partner interest and the non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2018 and 2017.

	Three Months Ended June 30,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,744	$19,432	$(688)
Affiliates – intermediate pipelines	7,255	7,250	5
Affiliates – crude pipelines	18,479	16,919	1,560
	44,478	43,601	877
Third parties – refined product pipelines	12,348	11,647	701
Third parties – crude pipelines	8,713	—	8,713
	65,539	55,248	10,291
Terminals, tanks and loading racks:
Affiliates	30,700	32,012	(1,312)
Third parties	3,686	4,344	(658)
	34,386	36,356	(1,970)

Affiliates - refinery processing units	18,835	17,539	1,296

Total revenues	118,760	109,143	9,617
Operating costs and expenses
Operations	34,533	34,097	436
Depreciation and amortization	24,608	19,945	4,663
General and administrative	2,673	2,615	58
	61,814	56,657	5,157
Operating income	56,946	52,486	4,460

Equity in earnings of equity method investments	1,734	4,053	(2,319)
Interest expense, including amortization	(17,626)	(13,748)	(3,878)
Interest income	526	103	423
Gain on sale of assets and other	(53)	89	(142)
	(15,419)	(9,503)	(5,916)
Income before income taxes	41,527	42,983	(1,456)
State income tax expense	(28)	(127)	99
Net income	41,499	42,856	(1,357)
Allocation of net income attributable to noncontrolling interests	(1,356)	(1,521)	165
Net income attributable to Holly Energy Partners	40,143	41,335	(1,192)
General partner interest in net income, including incentive distributions(1)	—	(18,328)	18,328
Limited partners’ interest in net income	$40,143	$23,007	$17,136
Limited partners’ earnings per unit – basic and diluted(1)	$0.38	$0.36	$0.36
Weighted average limited partners’ units outstanding	105,429	64,086	64,086
EBITDA(2)	$81,879	$75,052	$6,827
Distributable cash flow(3)	$65,180	$60,908	$4,272

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	112,371	134,357	(21,986)
Affiliates – intermediate pipelines	151,537	151,683	(146)
Affiliates – crude pipelines	322,850	269,418	53,432
	586,758	555,458	31,300
Third parties – refined product pipelines	73,196	71,612	1,584
Third parties – crude pipelines	115,011	—	115,011
	774,965	627,070	147,895
Terminals and loading racks:
Affiliates	446,089	461,329	(15,240)
Third parties	59,035	67,657	(8,622)
	505,124	528,986	(23,862)

Affiliates – refinery processing units	71,117	67,310	3,807

Total for pipelines and terminal assets (bpd)	1,351,206	1,223,366	127,840

	Six Months Ended June 30,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$40,038	$37,176	$2,862
Affiliates – intermediate pipelines	15,724	12,534	3,190
Affiliates – crude pipelines	38,276	33,800	4,476
	94,038	83,510	10,528
Third parties – refined product pipelines	25,930	24,185	1,745
Third parties – crude pipelines	17,740	—	17,740
	137,708	107,695	30,013
Terminals, tanks and loading racks:
Affiliates	64,034	61,748	2,286
Third parties	8,533	8,415	118
	72,567	70,163	2,404

Affiliates - refinery processing units	37,369	36,919	450

Total revenues	247,644	214,777	32,867
Operating costs and expenses
Operations	70,735	66,586	4,149
Depreciation and amortization	49,750	38,722	11,028
General and administrative	5,795	5,249	546
	126,280	110,557	15,723
Operating income	121,364	104,220	17,144

Equity in earnings of equity method investments	3,013	5,893	(2,880)
Interest expense, including amortization	(35,207)	(27,287)	(7,920)
Interest income	1,041	205	836
Loss on early extinguishment of debt	—	(12,225)	12,225
Gain (loss) on sale of assets and other	33	162	(129)
	(31,120)	(33,252)	2,132
Income before income taxes	90,244	70,968	19,276
State income tax expense	(110)	(233)	123
Net income	90,134	70,735	19,399
Allocation of net income attributable to noncontrolling interests	(3,823)	(3,837)	14
Net income attributable to Holly Energy Partners	86,311	66,898	19,413
General partner interest in net income, including incentive distributions(1)	—	(35,466)	35,466
Limited partners’ interest in net income	$86,311	$31,432	$54,879
Limited partners’ earnings per unit—basic and diluted(1)	$0.82	$0.49	$0.33
Weighted average limited partners’ units outstanding	104,637	63,602	41,035
EBITDA(2)	$170,337	$132,935	$37,402
Adjusted EBITDA(2)	$170,337	$145,160	$25,177
Distributable cash flow(3)	$134,279	$118,197	$16,082

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	128,498	120,886	7,612
Affiliates – intermediate pipelines	139,333	128,143	11,190
Affiliates – crude pipelines	341,922	269,155	72,767
	609,753	518,184	91,569
Third parties – refined product pipelines	72,720	78,339	(5,619)
Third parties – crude pipelines	120,568	—	120,568
	803,041	596,523	206,518
Terminals and loading racks:
Affiliates	418,439	418,365	74
Third parties	60,684	68,646	(7,962)
	479,123	487,011	(7,888)

Affiliates – refinery processing units	69,008	65,082	3,926

Total for pipelines and terminal assets (bpd)	1,351,172	1,148,616	202,556

(1)
Prior to the equity restructuring transaction on October 31, 2017, net income attributable to Holly Energy Partners was allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner included incentive distributions that were declared subsequent to quarter end. There were no distributions made on the general partner interest after October 31, 2017, and general partner distributions were $18.7 million and $36.5 million for the three and the six months ended June 30, 2017, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus loss on early extinguishment of debt. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$40,143	$41,335	$86,311	$66,898
Add (subtract):
Interest expense	16,867	12,982	33,691	25,751
Interest Income	(526)	(103)	(1,041)	(205)
Amortization of discount and deferred debt charges	759	766	1,516	1,536
State income tax expense	28	127	110	233
Depreciation and amortization	24,608	19,945	49,750	38,722
EBITDA	$81,879	$75,052	$170,337	$132,935
Add loss on early extinguishment of debt	—	—	—	12,225
Adjusted EBITDA	$81,879	$75,052	$170,337	$145,160

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$40,143	$41,335	$86,311	$66,898
Add (subtract):
Depreciation and amortization	24,608	19,945	49,750	38,722
Amortization of discount and deferred debt charges	759	766	1,516	1,536
Loss on early extinguishment of debt	—	—	—	12,225
Customer billings greater than revenue recognized	1,819	1,524	138	2,701
Maintenance capital expenditures (4)	(987)	(2,242)	(1,305)	(3,067)
Decrease in environmental liability	(78)	(313)	(218)	(559)
Decrease in reimbursable deferred revenue	(1,243)	(923)	(2,420)	(1,848)
Other non-cash adjustments	159	816	507	1,589
Distributable cash flow	$65,180	$60,908	$134,279	$118,197

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	June 30,	December 31,
	2018	2017
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$6,656	$7,776
Working capital	$6,403	$18,906
Total assets	$2,116,063	$2,154,114
Long-term debt	$1,395,599	$1,507,308
Partners' equity (5)	$468,397	$393,959

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511